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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934


                                 Orthovita, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)




                                 (CUSIP Number)


                                  July 19, 2000
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]         Rule 13d-1(b)

            [X]         Rule 13d-1(c)

            [ ]         Rule 13d-1(d)


            * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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                                                               Page 2 of 5 Pages
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
------------------- --------------------------------------------------------------------------------------------------------------
        1           Names of Reporting Persons
                    I.R.S. Identification Nos. of Above Persons (Entities Only)

                    Rennes Fondation
------------------- --------------------------------------------------------------------------------------------------------------
        2           Check the Appropriate Box if a Member of a Group                                  (a):[ ]
                    (See Instructions)                                                                (b):[ ]
------------------- --------------------------------------------------------------------------------------------------------------
        3           SEC Use Only

------------------- --------------------------------------------------------------------------------------------------------------
        4           Citizenship or Place of Organization

                    Principality of Liechtenstein
------------------- ---------------- ------- -------------------------------------------------------------------------------------
                                       5     Sole Voting Power
             NUMBER OF
              SHARES
           BENEFICIALLY
             OWNED BY                        1,497,380
               EACH                  ------- -------------------------------------------------------------------------------------
             REPORTING                 6     Shared Voting Power
              PERSON
               WITH                          -0-
------------------------------------ ------- -------------------------------------------------------------------------------------
                                             Sole Dispositive Power

                                       7     1,497,380
------------------------------------ ------- -------------------------------------------------------------------------------------
                                             Shared Dispositive Power

                                       8     -0-
------------------------------------ ------- -------------------------------------------------------------------------------------
        9           Aggregate Amount Beneficially Owned by Each Reporting Person

                    1,497,380
------------------- --------------------------------------------------------------------------------------------------------------
        10          Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares: [ ]
                    (See Instructions)

------------------- --------------------------------------------------------------------------------------------------------------
        11          Percent of Class Represented by Amount in Row (9)

                    11.9%
------------------- --------------------------------------------------------------------------------------------------------------
        12          Type of Reporting Person (See Instructions)

                    00
------------------- --------------------------------------------------------------------------------------------------------------




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Item 1.

            (a)         Name of Issuer:

                        Orthovita, Inc.

            (b)         Address of Issuer's Principal Executive Offices:

                        45 Great Valley Parkway, Malvern PA 19355

Item 2.

            (a)         Name of Persons Filing:

                        Rennes Fondation

            (b)         Address of Principal Business Office or if None,
                        Residence:

                        Aeulestrasse 38

                        FL-9490 Vaduz

                        Principality of Liechtenstein

            (c)         Citizenship:

                        Principality of Liechtenstein

            (d)         Title of Class of Securities:

                        Common Stock

            (e)         CUSIP Number:

Item 3.

            N/A

Item 4.     Ownership

            (a)         Amount Beneficially Owned:

                        1,497,380

            (b)         Percent of Class:

                                11.9%


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     (c)         Number of shares as to which such person has:

                 (i)         Sole power to vote or to direct the vote:

                             1,497,380

                 (ii)        Shared power to vote or to direct the vote:

                             -0-

                 (iii)       Sole power to dispose or to direct the
                             disposition of:

                             1,497,380

                 (iv) Shared power to dispose or to direct the disposition of:

                             -0-

Item 5.     Ownership of Five Percent or Less of a Class

                 N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                 N/A

Item 7.     Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on by the
            Parent Holding Company

                 N/A

Item 8.     Identification and Classification of Members of the Group

                 N/A

Item 9.     Notice of Dissolution of Group

                 N/A

Item. 10. Certification

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 17, 2000                        RENNES FONDATION

                                              /s/ Rolf Herter
                                              ---------------------------------
                                              Name:  Rolf Herter
                                              Title: Director